Exhibit 99.1

                 Medex Announces Second Quarter 2004 Results

    CARLSBAD, Calif., Aug. 10 /PRNewswire/ -- MedVest Holdings Corporation ("MedVest") filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission today reporting results for the second quarter ended
June 26, 2004 for MedVest that include results for its wholly owned subsidiary, Medex, Inc. ("Medex"), and Medex's other subsidiaries. The consolidated group is referred to herein as "the Company". MedVest's only assets are its investment in and advances to Medex. The Company has not provided separate results or data for Medex, because management believes that the results of MedVest and Medex do not vary significantly.

    Medex is a global provider of system solutions for critical care with more than forty years of experience developing infusion therapy, pressure monitoring, and respiratory therapy products. On May 21, 2003, the Company acquired from Ethicon Endo-Surgery, Inc. (a wholly owned subsidiary of Johnson & Johnson) substantially all of the assets of its JELCO peripheral intravenous catheter business, which is referred to as the Vascular Access ("VA") business.


    Summary of Second Quarter and Year to Date Results

                                        Three months ended  Six months ended
                                        ------------------  -----------------
                                        June 26,  June 28,  June 26,  June 28,
    (in thousands)                        2004      2003       2004     2003
                                        --------  --------  --------  --------

    Net sales                            $82,468   $44,725  $159,065   $70,861
    Cost of goods sold                    39,127    27,526    74,590    42,108
                                        --------  --------  --------  --------
    Gross margin                          43,341    17,199    84,475    28,753

    Selling general and administrative
     expenses                             22,752    14,812    48,805    23,665
    Loss from operations of abandoned
     facility                                 --       449        --     1,749
                                        --------  --------  --------  --------
    Operating earnings                   $20,589    $1,938   $35,670    $3,339
                                        ========  ========  ========  ========


    Discussion of Second Quarter Results
    Net sales increased by $37.7 million, or 84.4 percent, to $82.4 million for the second quarter of 2004 compared to $44.7 million for the second quarter of 2003. The increase in sales was primarily attributed to an increase of $34.2 million in sales from the VA business for the quarter. Contributing to the increase were favorable traditional Medex sales of $3.5 million, an increase of 13.3 percent compared to the same period from the prior year.

    Gross margin for the second quarter of 2004 increased $26.1 million, or
152.0 percent, to $43.3 million from $17.2 million during the comparable period of 2003. Gross margin as a percentage of net sales increased to
52.6 percent for the second quarter of 2004 from 38.5 percent for the corresponding period of 2003. The increase in gross margin as a percentage of net sales is primarily a result of higher margins on the VA product line, as well as stronger syringe pump sales. Throughout the second quarter of 2004, a larger proportion of the Company's net sales were sold to end customers through third party distributors, generating higher gross margins. In addition, the Company generated savings over last year of approximately
$1.1 million through cost reduction activities, primarily material cost improvements and shifting manufacturing to lower cost environments.

    Reported second quarter operating earnings of $20.6 million increased $18.7 million over the operating earnings of $1.9 million for the corresponding quarter of 2003. The improvement in operating earnings was due primarily to the addition of the VA business. The Company's strong operating earnings were adversely impacted by costs related to the VA acquisition of $0.7 million. $0.1 million of the costs were related to one-time charges associated with the VA acquisition and $0.6 million related to management fees payable to One Equity Partners ("OEP").

    Discussion of Year to Date Results
    Net sales for the first half of fiscal year 2004 increased by $88.2 million, or 124.5 percent, to $159.1 million compared to $70.9 million for the first half of 2003. The increase in sales was primarily attributed to an increase of $82.0 million in sales from the acquired VA business. Contributing to the increase were favorable traditional Medex sales of $6.2 million, an increase of 11.8 percent compared to the same period from the prior year.

    Gross margin for the first six months of 2004 increased $55.7 million, or
193.8 percent, to $84.5 million from $28.8 million during the comparable period of 2003. Gross margin as a percentage of net sales increased to
53.1 percent for the first six months of 2004 from 40.6 percent in 2003. The increase in gross margin as a percentage of net sales is primarily a result of higher margins on the VA product line, as well as increased syringe pump sales. During the six month period ended June 26, 2004, a larger proportion of sales were sold to end customers through third party distributors rather than through Johnson & Johnson distribution channels, resulting in higher gross margins. In addition, the Company generated savings over last year of approximately $1.4 million, or 0.9 percent of net sales, through cost reduction activities, primarily material cost improvements and shifting manufacturing to lower cost environments.

    Year to date operating earnings increased $32.4 million to $ 35.7 million as compared to $3.3 million in operating earnings for the corresponding period of 2003. The improvement in operating earnings was due primarily to the addition of the VA business. The Company's strong operating earnings were adversely impacted by $2.7 million of charges related to the VA acquisition. One-time costs related to the acquisition totaled $1.5 million and were related to VA integration, management retention bonuses, debt registration fees, branding campaign charges, as well as severance and relocation charges. Also included in the VA integration costs were management fees payable to OEP of $1.2 million.

    EBITDA and Adjusted EBITDA
    EBITDA is defined as income or loss before depreciation and amortization, income taxes and interest expense. Adjusted EBITDA is defined as income or loss before depreciation and amortization, income taxes, interest expense and certain one-time costs related to VA integration, management retention bonuses, debt registration costs, management fees and abandoned operations. The Company uses EBITDA and Adjusted EBITDA as primary indicators to assess company performance, determine compliance with bank covenants, compare operating results with its competitors in the U.S. and other foreign countries, and serve as measures for employee bonus achievement. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (GAAP), and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and Adjusted EBITDA as calculated by the Company may not be comparable to similarly titled measures of other companies.

    The following is a reconciliation of the Company's EBITDA and Adjusted EBITDA to Income (loss) before income taxes for the quarter and six month periods ended June 26, 2004 and June 28, 2003:

                                        Three months ended  Six months ended
                                        ------------------  -----------------
                                        June 26,  June 28,  June 26,  June 28,
    (in thousands)                        2004      2003      2004      2003
                                        --------  --------  --------  --------
      Income (loss) before income taxes  $12,883   $(5,673)  $22,353   (6,010)
      Interest expense                     6,408     7,456    11,638    9,542
      Depreciation and amortization        6,889     3,202    12,917    4,116
                                        --------  --------  --------  --------
    EBITDA                               $26,180    $4,985   $46,908   $7,648

    EBITDA Adjustments:

       One-time expenditures for VA
        integration                           19        --       411       --
       Management retention bonuses           --       283       561      283
       Debt registration fees                 --        --       500       --
       OEP management fees                   637        --     1,274       --
       Foreign ESOP termination               --     1,900        --    1,900
       Inventory adjustment                   --     1,466        --    1,466
       Abandoned operations                   --       449        --    1,749
                                        --------  --------  --------  --------
    Adjusted EBITDA                      $26,836    $9,083   $49,654  $13,046
                                        ========  ========  ========  ========


    Conference Call
    A conference call is scheduled for Thursday, August 12 at 4:30pm EDT. Dominick Arena, President and Chief Executive Officer, and Michael Dobrovic, Chief Financial Officer, will be hosting the call to discuss details regarding company performance for the quarter and six months ended June 26, 2004.
    Individuals wishing to participate in this call should dial (888) 455-5419 or (712) 257-2022; the passcode is MEDEX. This call will be recorded and will be available on the Company's website at http://www.medex.com. Individuals interested in obtaining replay instructions or a transcript should either contact Gregory Aranaga at (760) 602-4455 or visit http://www.medex.com.

    About Medex
    Medex is a global manufacturer and distributor of critical care medical products used primarily in acute care settings for a variety of both therapeutic and diagnostic procedures. Medex markets and sells critical care systems and products to over 5,500 hospitals, health care systems, and alternate healthcare settings in more than 75 countries through a global sales force and distribution network. Headquartered in Carlsbad, California, the Company employs approximately 2,000 people worldwide.

    For more information, please visit http://www.medex.com.

    Forward-Looking Statements
    This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Detailed information about such risk factors is set forth in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update, alter or release publicly any revisions to its forward-looking statements, whether as a result of new information, subsequent events or developments.

SOURCE  Medex, Inc.
    -0-                             08/10/2004
    /CONTACT: Gregory Aranaga,Director, Corporate Communications, of Medex, Inc., +1-760-602-4455, garanaga@medex.com/
    /Web site:  http://www.medex.com /

CO:  Medex, Inc.; MedVest Holdings Corporation
ST:  California
IN:  HEA MTC
SU:  ERN CCA